0W101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20120794719-62
	Filing Date and Time 11/27/2012 8:33 AM
	Entity Number E0554782012-9

Certificate of Amendment

(PURSUANT TO NRS 78.380)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

1. Name of corporation:

GLOBAL TECH SOLUTIONS, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Add Article 8, designating 10,000,000 shares of preferred stock $.0001 par value, with the Board of Directors to determine the rights, limitations and preferences thereof.
Add Article 9, pursuant to which the provisions of Sections 78.378 through 78.3798, inclusive, of the Nevada Revised Statutes shall not apply to this corporation.
Add Article 10, pursuant to which this corporation elects to be not governed by Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes.
Add Article 11, eliminating the liability of any officer or director to this corporation or its shareholders.
Add Article 12, indemnifying any person who was an agent of this corporation.
See attached supplement.

3. The undersigned declare that they constitute **at least two-thirds** of the following:

(check only one box) ☐ incorporators ☒ board of directors

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures: (If more than two signatures, attach an 8 1/2" x 11" plain sheet with the additional signatures.)

X [signature]
Authorized Signature

X
Authorized Signature

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

SUPPLEMENT TO CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF GLOBAL TECH SOLUTIONS, INC.

8. 10,000,000 of the shares of capital stock that this corporation has authority to issue constitute a separate and single class of shares known as Preferred Stock, which shall have a par value of $.0001 and may be issued in one or more series. The Board of Directors of this corporation is vested with authority to determine and specify the designations and the preferences, limitations, relative rights, including voting rights, if any of each such series by resolution or resolutions, which designations, preferences, limitations and rights need not be approved by the shareholders or the holders of any class or series of shares of this corporation, except as provided by law. All shares of Preferred Stock of the same series shall be identical with each other in all respects.

9. The provisions of Sections 78.378 to 78.3798, inclusive, of the Nevada Revised Statutes shall not apply to this corporation.

10. This corporation elects not to be governed by Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes.

11. To the fullest extent from time to time permitted by law, no director or officer of this corporation shall be personally liable to this corporation or its shareholders for damages for breach of any duty owed to this corporation or its shareholders. Neither the amendment nor repeal of this article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this article, shall eliminate or reduce the protection afforded by this article to a director or officer of this corporation with respect to any matter which occurred, or any cause of action, lawsuit, or claim which, but for this article, would have accrued or arisen, prior to such amendment, repeal, or adoption.

12. (a) This corporation will indemnify to the fullest extent permitted by law any person (the "Indemnitee") made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of this corporation) because such person is or was a director or officer of this corporation or is or was serving as a director, officer, employee or agent of another entity at the request of this corporation or any predecessor of this corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) that such person incurs in connection with such action or proceeding.

(b) The right to indemnification specified in these articles will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification and will inure to the benefit of his or her heirs and personal representatives.

(c) The right to indemnification and to the advancement of expenses specified in these articles are not exclusive of any other rights that an Indemnitee may have or acquire pursuant to any statute, bylaw, agreement, vote of stockholders or disinterested directors, these articles, or otherwise.

(d) This corporation's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or other entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other entity.

(e) This corporation will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any proceeding for which he or she is indemnified by this corporation, in advance of the final disposition of such proceeding; provided that this corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses.